UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2005

Commission file number: 000-31667

MFC DEVELOPMENT CORP.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	13-3579974 (I.R.S. Employer Identification No.)

271 North Avenue, Suite 520

New Rochelle, NY 10801

(Address of principal executive offices)

(914) 636-3432

(Telephone number)

Item 1.01 Entry into a Material Definitive Agreement

(a) Acquisition Agreement Amended

On October 6, 2006 MFC Development Corp. ("MFC" or the "Registrant") accepted and signed a letter amending the Acquisition Agreement dated July 29, 2005 between MFC and Worldwide Excellence, Inc., ("WWE"), as reported in the Registrant's Current Report (Form 8-K) dated August 3, 2005.  The Amendment extends the closing date to on or prior to November 1, 2005 and recites that WWE, prior to the closing date, intends to raise at least $1,500,000 (with an over allotment of an additional $1,750,000) pursuant to a private offering of MFC Convertible Preferred Stock and Warrants to purchase MFC Common Stock.

Worldwide Excellence and its related affiliates (WWE), is a leading direct marketing company specializing in health, beauty, fitness and home consumer products.  WWE is in the business of building product "Brands" and has found a successful formula that combines creativity and strategic analysis.  Typically, WWE obtains the exclusive worldwide license rights to a particular product and develops the product "Brand" through innovative marketing campaigns utilizing the internet, television, and print media.  WWE distinguishes itself from other direct marketing companies in that it has found success in the development of products that creates a long term annuity through what WWE refers to as "Continuity" programs.

There is no assurance that MFC will successfully complete the acquisition or that WWE will complete the private placement or, upon the completion of such transactions, that the Registrant will be successful.

The completion of the acquisition is subject to specified conditions on the part of WWE and MFC, including (i) the submission to MFC of an audited financial statement of WWE for calendar year 2004 showing net income of $1,500,000 before interest and taxes and the sale of Notes and Warrants for up to $600,000 (both of these conditions have now been met), and (ii) that prior to the Closing Date, WWE will raise $1,500,000 (with an over allotment of an additional $1,750,000) pursuant to a private offering of Convertible Preferred Stock and Warrants.  The Preferred Stock is convertible into MFC common stock at $1.00 per share and the Warrants exercisable between $1.00 and $1.50 per share.

(b)  Exhibit

The Amendment to the Acquisition Agreement is annexed hereto as an Exhibit and reference is made thereto for a full description of its terms.

Item 9.01 Exhibit

Amendment to Acquisition Agreement dated July 29, 2005 between MFC Development Corp. ("MFC") and Worldwide Excellence, Inc. ("WWE").

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MFC DEVELOPMENT CORP.

October 12, 2005	/s/ Victor Brodsky
Victor Brodsky Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)